Grant Thornton

An instinct for growth™

SwissLink Carrier AG
Zug

Grant Thornton AG

Claridenstrasse 35

P.O. Box

CH-8027 Zürich

T +41 43 960 71 71

F +41 43 960 71 00

www.grantthornton.ch

INDEPENDENT AUDITOR’S REPORT

to the Shareholders of SwissLink Carrier AG, Zug

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of SwissLink Carrier AG (the Company), set out on pages 3 to 40 which comprise the income statement and statement of comprehensive income for the year ended December 31, 2018, the statement of financial position as at December 31, 2018, the statement of cash flows and the statement of changes in equity for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements give a true and fair view of the financial position of the Company as at December 31, 2018, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRSs).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Switzerland, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 4 of the financial statements, which indicate that the Company incurred a net loss of CHF 273’054 during the year ended December 31, 2018 and, as of that date, the Company’s total liabilities exceeded its total assets by CHF 1’901’955. As stated in Note 4, these events or conditions, indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern and the measures taken to improve the financial situation. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Zurich, August 14, 2019 Grant Thornton AG
/s/ Erich Bucher Erich Bucher	/s/ Henning Goeck Henning Goeck

Enclosures:

– Financial statements (income statement and statement of comprehensive income, statement of financial position, statement of cash flows, statement of changes in equity, and notes)

INCOME STATEMENT AND STATEMENT OF COMPREHENSIVE INCOME	5
STATEMENT OF FINANCIAL POSITIONS	6
STATEMENT OF CASH FLOWS	8
STATEMENT OF CHANGES IN EQUITY	9
NOTES TO THE FINANCIAL STATEMENTS	10
GENERAL INFORMATION	10
BASIS OF ACCOUNTING	10
SIGNIFICANT ACCOUNTING POLICIES	11
CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY	18
REVENUE AND MATERIAL COSTS	19
PERSONNEL EXPENSES	19
FINANCIAL EXPENSE (NET)	20
INCOME TAXES	20
CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLES TRADE	22
OTHER CURRENT RECEIVABLES	23
ACCOUNTS PAYABLES, TRADE	23
OTHER CURRENT LIABILITIES	23
ACCRUALS AND DEFERRED INCOME	23
EMPLOYEE BENEFITS	23
EMPLOYEE BENEFITS – PENSION PLAN ASSET / LIABILITIES	24
PROPERTY, PLANT AND EQUIPMENT & INTANGIBLE ASSETS	26
LOANS AND BORROWINGS	28
FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES	29
RECOGNIZED FAIR VALUE MEASUREMENTS FOR FINANCIAL AND NON-FINANCIAL INSTRUMENTS	31
CONTINGENT LIABILITIES	31
LEASE COMMITMENTS	31
CURRENCY RATES APPLIED	32
RELATED PARTY DISCLOSURES	32
TRANSITION TO IFRS	33
EVENTS OCCURRING AFTER THE REPORTING PERIOD	40

Statement of comprehensive income for the year ended December 31, 2018

Income statement and statement of comprehensive income
		Year ended 2018	Year ended 2017
	Note	(in CHF)	(in CHF)
Continuing operations
Revenue	5	7,930,672	8,692,412
Material costs	5	(7,225,167)	(7,799,454)
Gross profit		705,505	892,958
Personnel expenses	6	(760,088)	(1,091,321)
Travelling expenses		(18,813)	(22,941)
Repair and maintenance costs		(112,110)	(176,243)
Insurance costs		(27,046)	(44,783)
Administration expenses		(31,487)	(28,939)
Consulting, legal and audit fees		(29,666)	(35,506)
Other Operating expenses		(53,390)	(134,752)
Operating result before interest and taxes (EBITDA)		(327,095)	(641,527)
Depreciation property, plant and equipment	16	(2,826)	(2,826)
Amortization of intangible assets	16	(5,944)	(5,944)
Operating result before interest and taxes (EBIT)		(335,865)	(650,297)
Financial expenses	7	(75,297)	(140,330)
Loss before tax		(411,162)	(790,627)
Tax income	8	69,897	134,407
Loss for the year		(341,265)	(656,220)

Other comprehensive income
Items that will not be reclassified subsequently to profit and loss:
Re-measurement of defined benefit obligation	15	82,182	(18,522)
Related tax	8	(13,971)	3,149
		68,211	(15,373)
		68,211	(15,373)
Other comprehensive income / (expenses) for the year, net of tax

Total comprehensive income / (expenses) for the year		(273,054)	(671,593)

The accompanying Notes 1 to 24 form an integral part of these financial statements.

Statement of financial positions as at 31 December 2018

		December 31, 2018 (in CHF)	December 31, 2017 (in CHF)	January 1, 2017 (in CHF)

ASSETS	Note
Current assets
Cash and cash equivalents	9	280,884	119,723	346,329
Trade accounts receivable (net)	9	626,567	1,233,978	1,086,895
Other current receivables	10	81,817	149,017	70,746
Prepayments / accrued income		-	-	13,797
Total current assets		989,268	1,502,718	1,517,767
Non-current assets		-	-	-
Deferred tax assets	8	406,967	354,552	221,262
Property, plant and equipment	16	1,528	9,089	11,915
Intangible assets	16	-	23,775	25,289
Total non-current assets		408,495	387,416	258,466
TOTAL ASSETS		1,397,763	1,890,134	1,776,233

The accompanying Notes 1 to 25 form an integral part of these financial statements.

Statement of financial positions as at 31 December 2018

Statement of financial positions
		December 31, 2018	December 31, 2017	January 1, 2017
	Note	(in CHF)	(in CHF)	(in CHF)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	11	737,280	931,103	579,773
Accruals and deferred income	13	55,670	35,996	9,032
Employee benefits	14	43,476	71,226	25,434
Other current liabilities	12	183,601	48,520	55,815
Total current liabilities		1,020,027	1,086,845	670,054
Non-current liabilities
Loans, shareholder	17	2,137,077	1,601,825	1,286,270
Loans, related parties	17	-	642,459	623,059
Deferred tax liabilities	8	-	3,511	7,777
Employee benefits	15	142,614	184,395	146,381
Total non-current liabilities		2,279,691	2,432,190	2,063,487
TOTAL LIABILITIES		3,299,718	3,519,035	2,733,541

Shareholders, equity
Share capital		100,000	100,000	100,000
Accumulated losses		(2,001,955)	(1,728,901)	(1,057,308)
Total Equity		(1,901,955)	(1,628,901)	(957,308)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		1,397,763	1,890,134	1,776,233

The accompanying Notes 1 to 25 form an integral part of these financial statements.

Statement of cash flow for the year ended December 31, 2018

Statement of cash flows		Year	Year
		ended 2018	ended 2017
	Note	(in CHF)	(in CHF)
Cash flow from operating activities
Loss for the year		(341,265)	(656,220)
Adjustments for:
Depreciation of fixed assets	16	2,826	2,826
Amortization of intangible assets	16	5,944	5,944
Change in employee benefits	15	38,974	18,403
Non-cash financial expense/(income), net Tax income		11,448	52,456
	8	(69,897)	(134,407)
		(351,970)	(710,998)
Changes in:
Trade and other receivables		674,611	(211,557)
Trade and other payables and accruals Current employee benefits		(39,068)	370,999
		(27,750)	45,792
		607,793	205,234
Income taxes paid	8	-	-
Cash-flow from operating activities		255,823	(505,764)
Cash flow from investing activities
Capital expenditures for tangible assets	16	-	(4,430)
Proceeds from sale of tangible assets Proceeds from sale of intangible assets	16	11,773	-
		29,719	-
Net cash provided / (used in) by investing activities		41,492	(4,430)
Cash flow from financing activities
Proceeds of loans, shareholder	17	535,252	315,555
Proceeds of loans, related parties	17	-	174,400
Repayment of loans, related parties	17	(642,459)	(155,000)
Interest paid	17	(3,201)	(7,487)
Interest on shareholder loans paid	17	(12,938)	(21,229)
Bank fees and other finance fees paid	7	(14,887)	(33,432)
Net cash used in financing activities		(138,233)	272,807
Net increase / (decrease) in cash and cash equivalents		159,082	(237,387)

Cash and cash equivalents at beginning of year Effect of foreign exchange rate changes		119,723	346,329
		2,079	10,781
Cash and cash equivalents at end of year		280,884	119,723

The accompanying Notes 1 to 25 form an integral part of these financial statements.

Statement of changes in equity for the year ended December 31, 2018

Statement of changes in equity	Share capital	Translation reserve	Accumulated losses	Total equity
(in CHF)

Balance as at 31 December 2016 as originally presented according to Swiss Code of Obligations	100,000	-	(1,155,160)	(1,055,160)
Effect of Transition to IFRS (see Note 24)	-	-	97,852	97,852
Restated balance as at 1 January 2017	100,000	-	(1,057,308)	(957,308)
Loss for the year	-	-	(656,220)	(656,220)
Other comprehensive income / (expenses)	-	-	(15,373)	(15,373)
- Remeasurements of defined benefit obligation (see Note 15)	-	-	(18,522)	(18,522)
- Related tax (see Note 8)	-	-	3,149	3,149
Total comprehensive income / (expenses)	-	-	(671,593)	(671,593)
Balance as at 31 December 2017	100,000	-	(1,728,901)	(1,628,901)
Loss for the year	-	-	(341,265)	(341,265)
Other comprehensive income / (expenses)	-	-	68,211	68,211
- Remeasurements of defined benefit obligation (see Note 15)	-	-	82,182	82,182
- Related tax (see Note 8)	-	-	(13,971)	(13,971)
Total comprehensive income / (expenses)	-	-	(273,054)	(273,054)
Balance as at 31 December 2018	100,000	-	(2,001,955)	(1,901,955)

As of 1 January 2017, 31 December 2017 and 31 December 2018 the share capital consists of 1,000 shares, each with a par value of CHF 100. The share capital is fully liberated.

The accompanying Notes 1 to 25 form an integral part of these financial statements.

Notes to the financial statements

for the year ended December 31, 2018

1.General information

SwissLink Carrier AG (formerly Swissphone Carrier AG), (“The Company”) is a company incorporated and domiciled in Baar, Switzerland. The registered office is located at Schochenmühlestrasse 4, 6340 Baar, Switzerland. It was established on 22 September 2015.

SwissLink Carrier AG is a provider of international telephone traffic around the globe, which trades international VoIP (voice over IP) telephone minutes through its Software Management platform named VAMP.

2.Basis of accounting

Statement of compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). The financial statements were authorized for issue by the Board of Directors on August 14, 2019. Details of the Company’s accounting policies are included in Note 3.

First-Time adoption of IFRS

The financial statements for the year ended 31 December 2018 are the Company’s first financial statements prepared in accordance with IFRSs and IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied. The accounting policies comply with each IFRS effective at 31 December 2018 and are the same for both periods respectively all three balance sheet dates, except for the mandatory exceptions and the optional exemptions applied by the Company (see Note 24) in accordance with IFRS 1.

In preparing these financial statements, the Company’s date of transition to IFRSs is 1 January 2017. Until 31 December 2018, the Company has applied Swiss accounting law in its financial statements. An explanation of how the transition to IFRSs has affected the reported financial position, financial performance and cash flows of the Company is provided in Note 24.

Standards and interpretations issued but not yet effective

These will be applied by the Company when they become effective, if they are relevant for the Company. No standards or interpretations, which are described below, have been adopted early.

New Standards or Interpretations

Standard / Interpretation	Effective date	Planned application
IFRS 16 Leases	January 1, 2019	Reporting year 2019
IFRIC 23 Uncertainty over Tax Treatments	January 1, 2019	Reporting year 2019

Revisions and amendments of Standards and Interpretations

Standard / Interpretation	Effective date	Planned application
Prepayment Features with Negative Compensation (Amendments to IFRS 9)
	January 1, 2019	Reporting year 2019

Long-term Interests in Associates and Joint Ventures (Amendments to IAS 28)
	January 1, 2019	Reporting year 2019

Plan Amendment, Curtailment or Settlement (Amendments to IAS 19)
	January 1, 2019	Reporting year 2019

Annual Improvements to IFRS Standards 2015 - 2017 Cycle - various standards
	January 1, 2019	Reporting year 2019

Amendments to References to Conceptual Framework in IFRS Standards
	January 1, 2020	Reporting year 2020

Notes to the financial statements

for the year ended December 31, 2018

2.Basis of accounting (continued)

IFRS 16 replaces the current guidance in IAS 17 and is a far-reaching change in accounting by lessees in particular. Under IAS 17, lessees were required to make a distinction between a finance lease (on balance sheet) and an operating lease (off balance sheet). IFRS 16 requires lessees to recognize a lease liability reflecting future lease payments and a ‘right-of-use asset’ for virtually all lease contracts. Under IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company does not expect significant impacts from new pronouncements issued but not yet effective.

3.Significant accounting policies

Basis of accounting

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). The principal accounting policies are set out below.

The financial statements for the year ended 31 December 2018 are the Company’s first financial statements prepared in accordance with IFRS. For further information please refer to Note 24.

Functional and presentation currency

The Company’s functional currency is US Dollar (USD). These financial statements are presented in Swiss Francs (CHF). The company was incorporated in 2016 in Switzerland and since that date the Swiss Franc has been adopted as presentation currency. Amounts in functional and foreign currencies are translated into the presentation currency at the actual monthly exchange rates published by the Swiss Federal Tax Authority.

Rounding of amounts

All amounts disclosed in the financial statements and notes have been rounded off to the nearest currency unit.

Foreign currencies

Business transactions in currencies other than the entity’s functional currency (foreign currencies) are translated into the functional currency at the transaction rate. Monetary assets and liabilities are translated at the year-end balance sheet rate and the resulting foreign exchange gains and losses are presented within financial income and expense. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•In the principal market for the asset or liability or

•In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Company.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits from the asset’s highest and best use or by selling it to another market participant that would utilize the asset in its highest and best use.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy. This is described, as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

Composition and valuation of balance sheet items

Current versus non-current classification

Assets and liabilities are presented in the statement of financial position based on current/non-current classification. An asset is current when it is:

•Expected to be realized or intended to sell or consumed in the normal operating cycle

•Held primarily for the purpose of trading

•Expected to be realized within 12 months after the balance sheet date, or

•Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current. A liability is current when:

•It is expected to be settled in the normal operating cycle

•It is held primarily for the purpose of trading

•It is due to be settled within twelve months after the reporting period, or

•There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

All other liabilities are classified as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

Financial assets

Classification

The Company classifies its financial assets in the following measurement categories:

a)those to be measured subsequently at fair value (either through other comprehensive income, or through the income statement), and

b)those measured at amortized cost.

For assets measured at fair value, gains and losses will either be recorded in the Income statement or other comprehensive income. For investments in debt instruments, this will depend on the business model in which the investment is held.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

Initial recognition and measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in the income statement. In the periods presented the Company does not have any financial assets categorized as FVTPL and FVOCI.

Subsequent measurements

Subsequent measurement of financial assets depends on the Company’s business model for managing the asset and the latter’s cash flow characteristics. The Company classifies its asset instruments into the following categories:

•Amortized cost: Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in other income using the effective interest rate method.

•Fair value through other comprehensive income (FVOCI): Assets that are held for collection of contractual cash flows and for selling the financial assets where the cash flows represent solely payments of principal and interest, are measured at fair value through other comprehensive income (FVOCI). Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest revenue and foreign exchange gains and losses which are recognized in the Income statement. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to the income statement and recognized in other gains / (losses). Interest income from these financial assets is included in other income using the effective interest rate method.

•Fair value through profit and loss (FVTPL): Assets that do not meet the criteria for amortized cost or FVOCI are measured at fair value through profit and loss. Interest income from these financial assets is included in other income.

De-recognition of financial assets

A financial asset is derecognized only when:

•the contractual rights to the cash flows from the financial asset expire;

•the Company has transferred a financial asset in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

Impairment of financial assets

The Company recognizes loss allowances for expected credit losses (ECLs) on financial assets measured at amortized cost. The Company measures loss allowances at an amount equal to lifetime ECLs, except for financial assets for which credit risk has not increased significantly since initial recognition; these are measured at 12-month ECLs.

For trade receivables, the Company applies the simplified approach permitted by IFRS 9, which requires lifetime ECLs to be recognized from initial recognition of the trade receivables.

When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECLs, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment and including forward-looking information. The Company formulates a ,base-case, view of the future direction of relevant economic variables as well as a representative range of other possible forecast scenarios. This process involves developing additional economic scenarios and considering the relative probabilities of each outcome.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 365 days past due. The Company considers a financial asset to be in default when:

•the borrower is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realizing security (if any is held); or

•the financial asset is more than 360 days past due.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the Company in accordance with the contract and the cash flows that the Company expects to receive). ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is ,credit-impaired, when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•significant financial difficulty of the borrower or issuer;

•a breach of contract such as a default; or

•it is probable that the borrower will enter bankruptcy or other financial reorganization.

Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off on a case-by-case basis when the Company has no reasonable expectations of recovering a financial asset in its entirety or a portion thereof.

Cash and cash equivalents

These include cash in hand; cash in transit, balances in postal and bank accounts, as well as short- term time deposits with an original term not exceeding 90 days. Cash and cash equivalents are measured at cost.

Accounts receivable & other receivable

Trade receivables and other receivables are recognized initially at their transaction price and subsequently measured at amortized cost using the effective interest method, which includes the deduction of expected credit losses.

Property, plant and equipment

Property, plant and equipment are carried at purchase or production cost less appropriate depreciation. In the case of an impairment loss, the appropriate charge is made to the income statement. Depreciation is charged on straight-line basis (difference between cost and residual value). For Hardware this period is usually 3-8 years.

The carrying values of plant and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

The assets, residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at each financial year end.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) at the date of the disposal is included in the income statement in the year the asset is derecognized.

Finance and operating leases

Assets acquired under lease agreements which effectively transfer substantially all the risks and rewards incidental to ownership from the lessor to the lessee are classified as finance leases. Finance leases on tangible fixed assets are capitalized at amounts equivalent to the lower of respective fair value of the tangible fixed asset or the estimated net present value of the future minimum lease payments plus any indirect costs associated with the lease. The same amount less finance costs is recorded correspondingly as a finance lease obligation. Assets under finance leases are amortized over the shorter of their estimated useful life and the term of the lease. The interest portion of the lease payment is recorded as interest expense in the income statement, calculated on the amortized cost.

Lease agreements which do not transfer substantially all risks and rewards to the Company are classified as operating leases. Payments are recorded pro-rata over the lease period. Rental costs for short-term operating leases are charged directly to the income statement on a straight-line basis. Operating leases are not included in the balance sheet; the corresponding obligations are fully reported in the notes.

Intangible assets

Intangible assets acquired separately

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for accordingly.

The amortization expense on intangible assets with finite lives is recognized in the income statement in the expense category consistent with the function of the intangible asset.

Intangible assets held by the Company with finite useful lives include Software only.

Software is capitalized at cost and is amortized on a straight-line basis over their useful life, typically not exceeding 6 years.

Impairment of tangible and intangible assets excluding goodwill

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an asset’s or cash-generating unit,s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Company’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Actuarial gains and losses are recognized in full in the period in which they occur. They are recognized outside the income statement and are presented in other comprehensive income.

Past service cost is recognized immediately in the income statement in the period in which it occurs.

The retirement benefit obligation recognized in the balance sheet represents the present value of the defined obligation as adjusted for unrecognized past service cost, and as reduced by the fair value of the scheme assets. Any asset resulting from this calculation is limited to past service cost, plus the present value of available refunds and reductions in future contributions to the scheme.

Financial liabilities

Initial recognition and measurement

All financial liabilities are recognized initially at fair value and, in the case of financial liabilities not at FVTPL, net of directly attributable transaction costs.

Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

•Financial liabilities at amortized cost

•Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Loans and Borrowings

Borrowings are initially recognized at fair value, net of transaction cost incurred. Borrowings are subsequently measured at amortized cost. The transaction costs incurred for floating interest rate borrowings is amortized over the tenure of the loan based on the effective interest rate method.

De-recognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the de-recognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the income statement.

Provisions, contingent liabilities and contingent assets

Provisions are recognized when the Company has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic resources will be required from the Company and amounts can be estimated reliably. The timing or amount of the outflow may still be uncertain.

Provisions are not recognized for future operating losses.

Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

No liability is recognized if an outflow of economic resources as a result of present obligations is not probable. Such situations are disclosed as contingent liabilities unless the outflow of resources is remote.

Composition of items in the income statement

Revenue recognition

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer. When the Company acts as principal, revenues are recorded gross. However, when, from an economic point of view, the Company acts only as a broker or agent, revenues are reported net of related costs.

The Company has entered into a number of interconnect agreements with other carriers. These agreements allow carriers to terminate traffic on their respective networks and to provide end-to-end routing of voice and data traffic.

The Entity is a provider of international telephone traffic around the globe, which trades international VoIP (voice over IP) telephone minutes through its trading-software platform. Besides VoIP-Revenues, there are no other revenue streams. Therefore, all of the Company’s revenues are recognized at a specific time, which is when the call has been completed. There are no revenues recognized over time.

There are no bonuses, kick-backs, etc.

Taxation

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except items recognized directly in equity or in OCI.

Current income tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Current tax assets and liabilities are offset only if certain criteria are met.

Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is considered more likely than not that sufficient taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is considered that more likely than not no longer sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Notes to the financial statements

for the year ended December 31, 2018

3.Significant accounting policies (continued)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is charged or credited to the income statement, except when it relates to items charged or credited to other comprehensive income, in which case the deferred tax is also dealt with in other comprehensive income.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

4.Critical accounting judgements and key sources of estimation uncertainty

In the application of the Company’s accounting policies, which are described in Note 3, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Going concern

The current and prior year ended with a loss. Beginning in 2018 the Management and the Board of Directors took several measures to improve the financial situation. Due to these measures the Management expects to reach break-even in the financial year 2019. Until Q2 2019 there are no indicators, that this goal can not be reached.

Furthermore, the Board of directors successfully raised new money. Until Q2 2019, shareholders and third parties invested additional CHF 200,000.

Besides, it is planned that SwissLink will seek further investors in Q3 2019. For the sale of 51% of Company shares, a Letter of Intent (LOI) is already available.

Therefore, the Company has determined that it will have the ability to continue as a going concern for the foreseeable future which as a minimum covers 12 months from the date of signing the Company’s financial statements. As such, the financial statements have been prepared on a going concern basis. For more details refer to Note 18.

Pension obligations

The Company provides employees with long-term employee benefits such as pensions. The long-term nature of these liabilities creates inherent uncertainties that are dependent on future events. Estimating the pension liability requires the Company to make an estimate of the expected return on plan assets, an appropriate discount rate, future salary increases, employee life expectancy and other projections. More details are disclosed in Note 15.

Notes to the financial statements

for the year ended December 31, 2018

5.Revenue and Material costs

Analysis of the Company’s revenue

The Company’s revenue is generated with only one product; VoIP (voice over IP) in the following countries:

(in CHF)	2018	2017

United States	3,159,719	3,948,690
United Kingdom	1,184,237	1,159,874
Canada	843,993	537,184
Germany	761,452	330,309
Hong Kong	398,465	452,032
Spain	359,889	476,405
India	263,452	143,233
France	148,243	438,526
Norway	2,512	502,790
Others	808,710	703,369
Total Revenue	7,930,672	8,692,412

Assets and liabilities related to contracts with customers

The Company has not recognized any assets or liabilities related to contracts with customers.

Analysis of the Company’s Material costs

Material costs are fully related to the purchase of VoIP (voice over IP) capacity from several suppliers.

6.Personnel expenses

Average number of employees

The average monthly number of employees (including executive directors) were 1.5 in 2018 and 2.5 in 2017.

Employee benefits expense

Their aggregate remuneration comprised:

(in CHF)	2018	2017

Wages and salaries	(417,824)	(572,568)
Social security expenses	(25,699)	(37,781)
Pension – defined benefit plans (Note 15)	(69,987)	(54,085)
Other personnel expenses	(246,578)	(429,887)
Total employee benefit expense	(760,088)	(1,091,321)

Other personnel expenses mainly consist of costs for temporary external employees.

Notes to the financial statements

for the year ended December 31, 2018

7.Financial expense (net)

Financial Expenses

(in CHF)	2018	2017

Financial income	-	-
Financial expenses	(75,297)	(140,330)
Total financial expenses, net	(75,297)	(140,330)

Interest on short- and long-term debt (at amortized cost)	(3,201)	(7,487)
Interest on loans from related parties (at amortized cost)	(12,938)	(21,229)
Total interest expenses	(16,139)	(28,716)
Foreign exchange losses	(42,844)	(77,093)
Interest (expenses) on plan assets (Note 15)	(1,427)	(1,089)
Bank charges	(14,887)	(33,432)
Total financial expenses	(75,297)	(140,330)

8.Income taxes

Income taxes

(in CHF)	2018	2017

Current tax on profits for the year	-	-
Total current income tax expense	-	-
Deferred income taxes - change in temporary differences	69,897	134,407
Deferred income tax income / (expense)	69,897	134,407
Total income tax	69,897	134,407

Reconciliation of income taxes

(in CHF)	2018	2017

Profit / (loss) before income taxes	(411,162)	(790,627)
Income tax rate of the parent company in %	17.00%	17.00%
Expected income tax (expense) / income	69,897	134,407
Tax effect of non-deductible expenses / (non-taxable income)	-	-
Tax effect of Current year losses not recognized	-	-
Taxes for prior years	-	-
Change in income tax rates	-	-
Effect from different tax rate applied at local level	-	-
Effective income tax	69,897	134,407

Notes to the financial statements

for the year ended December 31, 2018

8.Income taxes (continued)

Reconciliation of deferred taxes

Deferred tax assets and liabilities are attributed to the following items:

(in CHF)					Balance at December 31, 2018
	Net balance at January 1	Recognized in profit or loss	Exchange differences	Recognized in OCI	Net	Deferred tax assets	Deferred tax liabilities

Trade accounts receivables	(3,511)	10,570	-	-	7,059	7,059	-
Employee benefit liabilities	31,348	6,868	-	(13,971)	24,245	24,245	-
Tax loss carry-forwards	323,204	52,459	-	-	375,663	375,663	-
Gross Tax assets (liabilities)	351,041	69,897	-	(13,971)	406,967	406,967	-
Set-off of tax						-	-
Net tax assets (liabilities)						406,967	-

(in CHF)					Balance at December 31, 2017
	Net balance at January 1	Recognized in profit or loss	Exchange differences	Recognized in OCI	Net	Deferred tax assets	Deferred tax liabilities

Trade accounts receivables	(7,777)	4,266	-	-	(3,511)	-	3,511
Employee benefit liabilities	24,885	3,314	-	3,149	31,348	31,348	-
Tax loss carry-forwards	196,377	126,827	-	-	323,204	323,204	-
Gross Tax assets (liabilities)	213,485	134,407	-	3,149	351,041	354,552	3,511
Set-off of tax						-	-
Net tax assets (liabilities)						354,552	3,511

Deferred tax assets including assets for unused tax loss carry-forwards and expected tax credits are only recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Tax loss carry forward

The Company have the following tax losses carry forward:

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Expiration in 1 year -	-	-	-
Expiration in 2 years -	-	-	-
Expiration in 3 years -	-	-	-
Expiration in 4 years	228,114	-	-
Expiration in 5 years	927,046	228,114	-
Expiration in 6 years	746,038	927,046	228,114
Expiration in 7 years	308,584	746,038	927,046
Total	2,209,782	1,901,198	1,155,160

The above listed tax losses have a potential tax benefit of CHF 375,663 (2017: CHF 323,204). The Company expects to be able to use all incurred tax losses in the foreseeable future and have therefore recognized a deferred tax asset, based on the applicable tax rate.

There is no unused tax loss carry forwards for which no deferred tax assets have been recognized.

Notes to the financial statements

for the year ended December 31, 2018

9.Cash and cash equivalents, accounts receivables trade

Cash and cash equivalents

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Cash at banks	280,884	119,723	346,329
Total cash and cash equivalents	280,884	119,723	346,329

The fair value of cash and short-term deposits equals their carrying amount.

Accounts receivables

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017
Trade accounts receivables, gross - third	673,093	1,289,408	1,029,562
Trade accounts receivables, gross – related	-	-	62,666
Allowance for bad debts	(46,526)	(55,430)	(5,333)
Total trade accounts receivable, net	626,567	1,233,978	1,086,895

(in CHF)	December 31, 2018	December 31, 2017

Allowance for bad debts as of opening balance	(55,430)	(5,333)
Impairment losses recognized on receivables	8,904	(50,097)
Impairment losses reversed	-	-
Amounts recovered during the year	-	-
Currency effects	-	-
Allowance for bad debts as at December 31	(46,526)	(55,430)

During the year, gains or losses of kCHF 9 (2017: kCHF -50) are included in the income statement.

Ageing analysis of receivables, trade (gross)

As at 31 December, the ageing analysis of receivables, trade (gross) is as follows:

			past due gross
(in CHF)	Total	Current not due	< 30 days	31-60 days	61-180 days	> 180 days
2017	1,289,408	343,605	333,181	15,606	259,355	337,661
2018	673,093	157,312	114,050	35,419	158,814	207,498

The above balance is shown gross. The provision for doubtful accounts amounts to kCHF -47 (2017: kCHF -55) of which 100% are attributable to receivables past due more than 180 days.

The directors consider that the carrying amount of trade accounts receivables is approximately equal to the fair value.

Past due but not impaired

As at 31 December 2018, trade receivables of CHF 469,255 (2017: CHF 890,373) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default.

The other classes within trade and other receivables do not contain impaired assets and are not past due. Based on the credit history of these other classes, it is expected that these amounts will be received when due. The Company does not hold any collaterals in relation to these receivables.

Notes to the financial statements

for the year ended December 31, 2018

10.Other current receivables

Other receivables

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Prepayments to suppliers	30,741	113,861	52,212
VAT/sales tax receivables	51,076	35,156	18,534
Total prepayments and accrued income	81,817	149,017	70,746

11.Accounts payables, trade

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Accounts payables, trade	737,280	931,103	579,773

Accounts payables, trade are non-interest bearing and are normally settled on 30-day terms.

12.Other current liabilities

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Social security payables	241	27,491	45,398
Other current liabilities – related parties	183,360	21,229	10,417
Total other current liabilities	183,601	48,520	55,815

13.Accruals and deferred income

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Service received, invoice pending	55,670	35,996	9,032
Total Accruals and deferred income	55,670	35,996	9,032

14.Employee benefits

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Employee Benefits, current	-	-	-
Salaries/Bonuses	14,873	25,434	-
Holiday/Overtime accrual	28,603	45,792	25,434
Total employee benefit, current	43,476	71,226	25,434

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Net defined benefit obligation (see Note 15)	142,614	184,395	146,381
Other employee benefits, non-current	-	-	-
Total employee benefit, non-current	142,614	184,395	146,381

Notes to the financial statements

for the year ended December 31, 2018

15.Employee benefits – pension plan asset / liabilities

General information

The Company maintains one defined benefit plan in Switzerland. This plan complies with prevailing legal requirements to cover the employees in the event of death, disability and retirement. The plan is financed by employer and employee contributions in compliance with local legal and fiscal regulations.

The Swiss pension plans are governed by the Swiss Federal Law on Occupational Retirement, Survivors, and Disability Pension Plans (BVG), which stipulates that pension plans are to be managed by independent, legally autonomous units. The assets of the pension plan are held within a separate foundation and cannot revert to the employer. Pension plans are overseen by a regulator as well as by a state supervisory body.

The Company’s pension fund is administered by AXA Pension Solutions AG.

The funding requirements are based on the pension fund,s actuarial measurement framework set out in the funding policies of the plan. The Fund is based on a separate actuarial valuation performed for funding purposes and may therefore differ from those used in assessing defined benefit liabilities.

Changes in the present value of defined benefit obligation and plan assets for the years ended December 31, 2018 and 2017 are as follows:

Amount recognized in balance sheet period end closing:

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Defined benefit obligation	(533,701)	(469,182)	(365,876)
Fair value of plan assets	391,087	284,787	219,495
Net defined benefit liability (asset)	(142,614)	(184,395)	(146,381)

Analysis of profit and loss charge/(credit)

(in CHF)	December 31, 2018	December 31, 2017
Service cost (employer)	69,987	54,085
Interest expense on defined benefit obligation	3,852	2,827
Interest (income) on plan assets	(2,425)	(1,738)
Administration expenses	235	183
Total charge/(credit) recognized in profit and loss	71,649	55,357

Change in the present value of defined benefit obligation during the period:

(in CHF)	December 31, 2018	December 31, 2017

Defined benefit obligation, opening balance	(469,182)	(365,876)
Interest expense on defined benefit obligation	(3,852)	(2,827)
Current service cost (employer)	(69,987)	(54,085)
Contributions by plan participants	(25,558)	(29,345)
Benefits (paid) / deposited	(66,563)	7,501
Administration expenses	(235)	(183)
Actuarial (gain) / loss on DBO (balancing figure)	101,676	(24,367)
Defined benefit obligation, period end balance	(533,701)	(469,182)

Notes to the financial statements

for the year ended December 31, 2018

15.Employee benefits – pension plan asset / liabilities (continued)

Change in the present value of the plan assets during the period:

(in CHF)	December 31, 2018	December 31, 2017
Fair value of plan assets, opening balance	284,787	219,495
Interest income on plan assets	2,425	1,738
Contributions by the employer	31,248	35,865
Contributions by plan participants	25,558	29,345
Benefits (paid) / deposited	66,563	(7,501)
Return on plan assets excl. interest income	(19,494)	5,845
Defined benefit obligation, period end balance	391,087	284,787

Analysis of amounts recognized in OCI:

(in CHF)	December 31, 2018	December 31, 2017
Actuarial (gain) / loss on DBO	101,676	(24,367)
Return on plan assets excl. interest income	(19,494)	5,845
Total defined benefit cost recognized in OCI	82,182	(18522

Key financial assumptions:

	2018	2017

Discount rate at 1.1.	0.70%	0.70%
Discount rate at 31.12.	0.90%	0.70%
Interest rate on retirement savings capital (IR) at 31.12.	0.90%	0.70%
Future salary increases (SI) at 31.12.	1.00%	1.00%
Date of last actuarial valuation	31/12/18	31/12/17
Mortality tables	BVG2015	BVG2015
	GT	GT

Plan assets classes:

(in CHF)	2018	2017

Quoted market price
Cash and cash equivalents	5,699	4140
Equity Instruments	91,886	66,911
Debt instruments (e.g. bonds)	116,835	85,076
Real estate	91,015	66,277
Others	40,206	29,278
Total plan assets at fair value (quoted market price)	345,641	251,695

Non-quoted market price
Cash and cash equivalents	394	287
Equity instruments	-	-
Debt instruments (e.g. bonds) Real estate	2,346	1,707
Real estate	-	-
Others	42,706	31,098
Total plan assets at fair value (non-quoted market price)	45,446	33,092

Total plan assets at fair value	391,087	284,787

Notes to the financial statements

for the year ended December 31, 2018

15.Employee benefits – pension plan asset / liabilities (continued)

Sensitivity analysis – impact on DBO:

(in CHF)	2018	2017
DBO at 31.12. with DR -0.25%	558,001	492,271
DBO at 31.12. with DR +0.25%	511,216	447,837
DBO at 31.12. with IR -0.25%	524,200	462,571
DBO at 31.12. with IR +0.25%	543,455	475,945
DBO at 31.12. with SI -0.25%	531,433	465,550
DBO at 31.12. with SI +0.25%	537,201	474,209
DBO at 31.12. with life expectancy +1 year	539,634	472,695
DBO at 31.12. with life expectancy -1 year	527,906	465,938
SC of next year with DR +0.25%	25,426	64,983
SC of next year with DR -0.25%	28,157	71,456

Other information

	2018	2017
Weighted average duration of defined benefit obligation in years	17.7	19.1

The Company expects to pay CHF 22,431 in contributions to its defined benefit plan in the next financial year.

16. Property, plant and equipment & Intangible assets

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Property, plant and equipment (Hardware)	1,528	9,089	11,915
Intangible assets (Software)	-	23,775	25,289

Notes to the financial statements

for the year ended December 31, 2018

16. Property, plant and equipment & Intangible assets (continued)

Property, plant and equipment & Intangible assets

Cost	Hardware	Software	Other	Total

At January 1, 2017	14,128	25,289	-	39,417
Additions	-	4,430	-	4,430
Disposals	-	-	-	-
Exchange differences	-	-	-	-
At December 31, 2017	14,128	29,719	-	43,847
Additions	-	-	-	-
Disposals	(11,773)	(29,719)	-	41,492
Exchange differences	-	-	-	-
At December 31, 2018	2,355	-	-	2,355

Accumulated amortization and impairment
At January 1, 2017	2,213	-	-	2,213
Amortization/Depreciation for the period	2,826	5,944	-	8,770
Disposals	-	-	-	-
Exchange differences	-	-	-	-
At 31 December 2017	5,039	5,944	-	10,983

Amortization/Depreciation for the period	2,826	5,944	-	8,770
Disposals	(7,038)	(11,888)	-	(18,926)
Reclassifications / Transfer in use	-	-	-	-
Exchange differences	-	-	-	-
At December 31, 2018	827	-	-	827

Net book value as at January 1, 2017	11,915	25,289	-	37,204

Net book value as at December 31, 2017	9,089	23,775	-	32,864

Net book value as at December 31, 2018	1,528	-	-	1,528

In 2018 Soft- and Hardware was sold to Swissphone Wireless AG. The transaction took place at residual book value; therefore no gain or loss was realized.

Notes to the financial statements

for the year ended December 31, 2018

17. Loans and borrowings

Loans and borrowings

				December 31, 2018	December 31, 2017	January 1, 2017
	Interest rate %	Maturity	Original currency
				(in CHF)	(in CHF)	(in CHF)

Non-Current interest-bearing loans and borrowings
Loan from related party (Lorymo AG)	5%	10/23/2018	CHF	-	345,000	500,000
Total non-Current interest-bearing loans and borrowings				-	345,000	500,000

Non-Current non-interest-bearing loans and borrowings
Loan from shareholder	5%	none	CHF	2,137,077	1,601,825	1,286,270
Loan from related parties	5%	none	CHF	-	297,459	123,059
Total non-Current non-interest-bearing loans and borrowings				2,137,077	1,899,284	1,409,329

Total non-current loans and borrowings				2,137,077	2,244,284	1,909,329
Thereof under subordination				2,137,077	2,146,200	1,909,329

Reconciliation of movements of liabilities to cash flows arising from financing activities

(in CHF)	Non-current, shareholder	Non-current, related parties	Non-current, Total
Balance at 01/01/17	1,286,270	623,059	1,909,329
Changes from financing cash flows
Proceeds from loans and borrowings	315,555	174,400	489,955
Repayment of loans and borrowings	-	(155,000)	(155,000)
Total changes from financing cash flows	315,555	19,400	334,955
Effect of changes in foreign exchange rates	-	-	-
Interest expenses (see Note 7)	-	21,229	21,229
Interest paid	-	(21,229)	(21,229)
Total other changes	-	-	-
Balance at 31/12/17	1,601,825	642,459	2,244,284
Changes from financing cash flows
Proceeds from loans and borrowings	535,252	-	535,252
Repayment of loans and borrowings	-	(642,459)	(642,459)
Total changes from financing cash flows	535,252	(642,459)	(107,207)
Effect of changes in foreign exchange rates	-	-	-
Interest expenses (see Note 7)	-	12,938	12,938
Interest paid	-	(12,938)	(12,938)
Total other changes	-	-	-
Balance at 31/12/18	2,137,077	-	2,137,077

Notes to the financial statements

for the year ended December 31, 2018

18. Financial risk management objectives and policies

Capital management

The objectives when managing capital are to safeguard the Company’s ability to continue as a going concern, in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure. In order to maintain or adjust the capital structure, the Company may repay capital to shareholders, issue new capital or sell assets to reduce debt.

By ensuring the Company adheres to defined debt/equity ratio covenant limits and other covenants under the Company’s financing arrangements, management meets the primary capital risk objective.

The Company’s policy is to keep the net debt to adjusted equity ratio below 4. The Company’s adjusted net debt to equity ratio was as follows.

(in CHF)	December 31, 2018	December 31, 2017
Total liabilities	3,299,718	3,519,035
Less: Total loans under subordination	(2,137,077)	(2,146,200)
Less: cash and cash equivalents	(280,884)	(119,723)
Net debt adjusted	881,757	1,253,112
Total equity	(1,901,955)	(1,628,901)
Total loans under subordination	2,137,077	2,146,200
Total adjusted equity	235,122	517,299
Net debt to adjusted equity ratio	3.75	2.42

Capital risk management

The Company’s board of directors has overall responsibility for establishment and oversight of the Company’s risk management framework. Risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and to monitor risks and adherence to limits. These related processes are regularly performed in order to reflect changes in market conditions and the Company’s activities.

The Company’s principal financial instruments comprise shareholder loans and cash. The main purpose of these financial instruments was to finance the operations of the Company. The Company has various other financial assets and liabilities such as trade receivables and payables, which arise directly from its operations.

The main risks arising from the Company’s financial instruments are credit, and liquidity risks. The Board reviews and determines policies for managing each of these risks, as summarized below. The general entrepreneurial risks include operational, strategic and legal risks which the Company also monitors, analyses and controls. The interest rate risk and the foreign currency risk is only minor for the Company. As of 31 December 2018, there is no interest-bearing loan. Furthermore, does the Company not have significant balance sheet items in foreign currencies.

Credit risk

Credit risk contains the danger of a financial loss that arises from one third party being unable or unwilling to fulfil its contractual payment obligations. The credit risk thus contains not only the immediate risk of default but also the risk of an impaired credit rating along with the risk of concentration of individual risk. The Company has a well distributed customer base. On one hand this helps to reduce the credit risk, on the other hand this may present some additional risk as a material portion of the business is done in very small transactions. The Company has set up a policy to minimize credit risk and monitor its clients. Key customers who wish to trade on credit terms are subject to credit verification procedures. In addition, receivable balances are monitored on an ongoing basis with the result that the Company’s exposure to bad debts was not significant.

The maximum exposure to the credit risk is represented by the carrying amount of each financial asset. To reduce the possibility of bad debt, it is the Company’s policy to have an as short as possible trading term of payment from its customers, which is usually between 3-30 days. It is recognized however that in certain countries and for certain customers, this policy has to be extended. The Company therefore monitors, at an individual customer level, its accounts receivable by payment due date rather than the number of days from invoice date. No concentrations of credit risk are currently present.

Notes to the financial statements

for the year ended December 31, 2018

18. Financial risk management objectives and policies (continued)

A provision for bad debt is determined on both an individual basis and a general basis. An individual provision is determined when a customer disputes the amount due or if legal steps have been taken to recover the overdue amount. For all other amounts, a general bad debt provision is determined. Ageing and bad debt movements are disclosed in Note 9.

With respect to credit risk arising from other financial assets of the Company (e.g. cash and cash equivalents), the Company’s exposure to credit risk arises from the default of the counterparty, with a maximum amount equal to the carrying amount of these instruments.

Liquidity risk

Liquidity risk is the danger that the Company will be not able to meet its financial obligations as they fall due (e.g. settlement of its financial debt or paying its suppliers). Beyond net working capital and cash management, the Company mitigates liquidity risk by arranging borrowing facilities of varying terms mainly with the shareholder.

The table below reflects all contractually fixed pay–offs for settlement, interest and repayments resulting from recognized financial liabilities. The risk implied from the values shown in the table, reflects the one-sided scenario of cash outflow only. Trade payables and other financial liabilities mainly originate from the financing of assets used in ongoing operations such as property, plant, equipment and investments in working capital e.g. trade receivables. These assets are to be considered against the cash outflows mentioned.

The envisaged financing structure results in a well-balanced plan of cash flow in line with the financial and macroeconomic environment that allows the Company an improved control of the liquidity risk in the coming years. Unused loan facilities at the end of 2018 amounted to CHF 0 (2017: CHF 0). Current budget and midterm planning shows the Company’s ability to maintain a sufficient level of liquidity headroom.

Maturity profile of financial liabilities

2018 (in CHF)			Contractual cash flows
	Weighted average effective interest	Carrying Amount	Maturity < 1 year	Maturity > 1-5 year	Maturity > 6-10 year	Maturity > 10 year

Account payables, trade	n/a	737,280	737,280	-	-	-
All other current liabilities	n/a	282,506	282,506	-	-	-
Loans, shareholder	5%	2,137,077	106,854	427,415	534,269	2,137,077
Total		3,156,863	1,126,640	427,415	534,269	2,137,077

2017 (in CHF)			Contractual cash flows
	Weighted average effective interest	Carrying Amount	Maturity < 1 year	Maturity > 1-5 year	Maturity > 6-10 year	Maturity > 10 year

Account payables, trade	n/a	931,103	931,103	-	-	-
All other current liabilities	n/a	128,251	128,251	-	-	-
Loans, shareholder	5%	1,601,825	80,091	320,365	400,456	1,601,825
Loans, related parties	5%	642,459	32,123	674,582	-	-
Total		3,303,638	1,171,568	994,947	400,456	1,601,825

Company Liquidity analysis for its derivative financial instruments

The Company does not hold any open derivative financial instruments as at 31 December 2018 or 31 December 2017. Therefore, no liquidity analysis for derivative financial instruments is to be disclosed in 2018 or 2017.

Notes to the financial statements

for the year ended December 31, 2018

19. Recognized fair value measurements for financial and non-financial instruments

Comparison by category of Company’s financial and non-financial instruments

This note explains the judgements and estimates made in determining the fair values of the financial and non-financial assets that are recognized and measured at fair value in the financial statements. To provide an indication about the reliability of the inputs used in determining fair value, the Company has classified its financial and non-financial assets and liabilities into the three levels prescribed under the accounting standards. An explanation of each level is provided in Note 3.

December 31, 2018 (in CHF)	Note	Level 1	Level 2	Level 3	Total
Cash	9	-	-	-	280,884
Trade accounts receivable (net)	9	-	-	-	626,567
Other current receivables		-	-	-	30741
Total financial assets at amortized cost		-	-	-	657,308
Accounts payable, trade	11	-	-	-	737,280
Other current liabilities, accruals and deferred income		-	-	-	282,506
Long-term debt	17	-	-	-	2,137,077
Total financial liabilities at amortized cost		-	-		3,113,628

At December 31, 2017 (in CHF)	Note	Level 1	Level 2	Level 3	Total

Cash	9	-	-	-	119,723
Trade accounts receivable (net)	9	-	-	-	1,233,978
Other current receivables		-	-	-	113,861
Total financial assets at amortized cost		-	-	-	1,347,839
Accounts payable, trade	11	-	-	-	931,103
Other current liabilities, accruals and deferred income		-	-	-	128,251
Long-term debt		-	-	-	2,244,284
Total financial liabilities at amortized cost		-	-	-	3,259,903

At January 1,2017 (in CHF)	Note	Level 1	Level 2	Level 3	Total

Cash	9	-	-	-	346,329
Trade accounts receivable (net)	9	-	-	-	1,086,895
Other current receivables		-	-	-	66,009
Total financial assets at amortized cost		-	-	-	1,152,904
Accounts payable, trade	11	-	-	-	579,773
Other current liabilities, accruals and deferred income		-	-	-	90,281
Long-term debt		-	-	-	1,909,329
Total financial liabilities at amortized cost		-	-	-	2,553,949

In the periods presented the Company does not have any financial assets categorized as FVTPL and FVOCI. The carrying amounts of financial assets and financial liabilities equal the amortized cost values.

20.Contingent liabilities

The Company does not have any contingent liabilities

21.Lease commitments

Operating leases

The Company has not entered into any operating lease contract.

Finance leases

The Company has not entered into any finance lease contract.

Notes to the financial statements

for the year ended December 31, 2018

22.Currency rates applied

Currency Rates Table

(In CHF)	Average annual rates 2018	Year-end rates 2018	Average annual rates 2017	Year-end rates 2017	Year-end rates 2016
USD (US-Dollar)	0.97771	0.98319	0.09845	0.97380	1.01887
EUR (Euro)	1.15500	1.12640	1.11210	1.17070	1.07364

23.Related party disclosures

Compensation of key management personnel

The following table provides the total compensation for 1.5 (2017: 2.5) directors and key management personnel of the Company:

(in CHF)	Period ended	Period ended
	December 31, 2018	December 31, 2017
Short-term employee benefits	443,523	610,349
Post-employment pension benefits	67,380	58,118
Total compensation to key management	510,903	668,467

Director Loan

No Director loan was granted in 2017 and 2018.

Majority Shareholders / Ultimate controlling party

At 31 December 2018 Mr. Ralf Köhler owns 100% of the ordinary shares of the Company. As of December 31, 2017 and January 1, 2017 Swissphone Holding AG owned 95% of the shares. The residual 5% were hold by a third-party investor.

Balances with related parties

The following balances existed with related parties

(in CHF)	December 31, 2018	December 31, 2017	January 1, 2017

Other current liabilities	(183,601)	(21,229)	(45,157)
Loans, shareholder	(2,137,077)	(1,601,825)	(623,059)
Trade accounts receivables	-	-	62,666

The outstanding balances with related parties are priced on an arm’s length basis and are to be settled in cash. None of the balances is secured. No guarantees have been given or received.

The following transactions were carried out with related parties.

Transactions with related parties

(in CHF)	Period ended	Period ended
	December 31, 2018	December 31, 2017
Material costs	(170,933)	(222,969)
Other operating expenses	(29,666)	(35,506)
Financial income (interests)	(12,938)	(21,229)

Notes to the financial statements

for the year ended December 31, 2018

23.Related party disclosures (continued)

Definition of related parties

Until 2018 the Company was a subsidiary of Swissphone Holding AG and therefore part of the Swissphone Group. As of 31. December 2017 and 1 January 2017 respectively for the period 2017 all subsidiaries of Swissphone Holding AG are a related party. As of 31. December 2018 and the period 2018 the Swissphone Group is third party.

Furthermore, as of 31. December 2018, 31 December 2017 and 1 January 2017, as well as the periods 2018 and 2017 the Lorymo AG, Mr. Ralf Köhler and Ms. Dinah Sarah Köhler are related parties.

24.Transition to IFRS

As stated in Note 2, these are the Company’s first financial statements prepared in accordance with IFRSs.

The accounting policies set out in Notes 3 have been applied in preparing the financial statements for the year ended 31 December 2018, the comparative information presented for the year ended 31 December 2017 and in preparation of an opening IFRS statement of financial position at 1 January 2017 (the Company’s date of transition to IFRSs).

In preparing its opening IFRS statement of financial position, the Company has adjusted amounts reported previously in its financial statements prepared in accordance with Swiss Code of Obligations. An explanation of how the transition from Swiss Code of Obligations to IFRSs has affected the Company’s financial position, financial performance and cash flows is set out in the following tables and the Notes that accompany the tables.

Exemptions applied

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Company has applied the following exemptions:

•IFRS 3 Business Combinations should not be applied to either acquisitions of subsidiaries that are considered businesses under IFRS, or acquisitions of interests in associates and joint ventures that occurred before 1 January 2017. Use of this exemption means that the Swiss Code of Obligations carrying amounts of assets and liabilities, that are required to be recognized under IFRS, is their deemed cost at the date of the acquisition. After the date of the acquisition, measurement is in accordance with IFRS. Assets and liabilities that do not qualify for recognition under IFRS are excluded from the opening IFRS statement of financial position.

•The Company applies IFRS 1.D34 in connection with the practical expedient in IFRS 15.C(5)(c) and does not disclose the amount of the transaction price allocated to remaining performance obligations and an explanation of when the Company expects to recognise that amount as revenue for the year ended 31 December 2016.

•The Company applies the exemption in IFRS 1.D35 and does not restate contracts that were completed before 1 January 2017. A completed contract is a contract for which the Company has transferred all of the goods or services identified in accordance with Swiss Code of Obligations.

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

Reconciliation of Equity

		01/01/2017
In CHF	Note	Swiss Code of Obligations	Reclass	Effect of transition to IFRS	IFRS

Cash and cash equivalents		346,329	-	(45,748)	346,329
Trade accounts receivable	F	1,041,147	-	-	1,086,895
Other current receivables		70,746	-	-	70,746
Prepayments/accrued income		13,797	-		13,797
Total current assets		1,472,019			1,517,767

Deferred tax assets	A/C	-	-	221,262	221,262
Property, plant and equipment	E	37,204	(25,289)	-	11,915
Intangible assets	D/E	15,000	25,289	(15,000)	25,289
Total non-current assets		52,204	-	-	258,466
TOTAL ASSETS		1,524,223	-	-	1,776,233
Accounts payable, trade		579,773	-	-	579,773

Accruals and deferred income	B	34,466	(25,434)	-	9,032
Employee benefits	B	-	25,434	-	25,434
Other current liabilities		(55,574)	241	-	55,815
Total current liabilities		669,813			670,054
Long-term debt		623,059	-	-	623,059
Loans shareholder		1,286,270	-		1,286,270
Deferred tax liabilities	F	241	(241)	(7,777)	7,777

Employee benefits	A	-	-	146,381	146,381
Total non-current liabilities		1,909,570	-	-	2,063,487
TOTAL LIABILITIES		2,579,383	-	-	2,733,541
Share capital		100,000	-	-	100,000

Retained earnings	ACDF	(1,155,160)	-	97,852	(1,057,308)
TOTAL EQUITY		(1,055,160)	-	-	(957,308)
TOTAL LIAB. AND EQUITY		1,524,223	-	-	1,776,233

Notes to the reconciliation

Notes to the transition as of January 1, 2017

A)The Company has applied IAS 19 Employee Benefits to its post-employment benefit plan: The effect is to increase non-current employee benefit liabilities by CHF 146,381 at 1 January 2017. A deferred tax asset was capitalized using the Company’s tax rate of 17%, which resulted in a deferred tax asset of CHF 24,885.

B)Reclass of holiday/social security accrual

C)Capitalization of unused tax losses of CHF 1,155,160 using the Company’s tax rate of 17%, which resulted in a deferred tax asset of CHF 196,377.

D)The amount of CHF 15,000 is related to a business combination before the transition date to IFRS. The Company applies the exemption, that IFRS 3 Business Combinations should not be applied to either acquisitions of subsidiaries that are considered businesses under IFRS, or acquisitions of interests in associates and joint ventures that occurred before 1 January 2017. The amount is fully eliminated against retained earnings. No deferred tax effect was accounted for, as the impairment or depreciation of such a Goodwill is not taxable expense according to Swiss tax law.

E)Reclass Software to intangible assets

F)Adjustment of bad debt reserve according to IFRS 9 and related tax effect.

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

Reconciliation of Equity and Total Comprehensive Income

In CHF
		12/31/17
	Note	Swiss code Of Obligations	Reclass	Effect of Transition to IFRS	IFRS
Cash and cash equivalents		119,723	-	-	119,723
Trade accounts receivable	G	1,213,327	-	20,651	1,233,978
Other current receivables		149,017	-	-	149,017
Total current assets		1,482,067			1,502,718
Deferred tax assets	A/C	-	-	354,552	354,552
Property, plant and equipment	F	32,864	(23,775)	-	9,089
Intangible assets	D/F	15,000	23,775	-15,000	23,775
Total non-current assets		47,864			387,416
TOTAL ASSETS		1,529,931			1,890,134
Accounts payable, trade		931,103	-	-	931,103
Accruals and deferred income	B	107,222	(71,226)	-	35,996
Employee benefits	B	-	71,226	-	71,226
Other current liabilities		48,279	241	-	48,520
Total current liabilities		1,086,604			1,086,845
Long-term debt		642,459	-	-	642,459
Loans shareholder		1,601,825	-	-	1,601,825
Deferred tax liabilities		241	(241)	3,511	3,511
Employee benefits	A	-	-	184,395	184,395
Total non-current liabilities		2,244,525			2,432,190
TOTAL LIABILITIES		3,331,129			3,519,035
Share capital		100,000	-	-	100,000
Retained earnings		(1,901,198)	-	172,297	(1,728,901)
TOTAL EQUITY		(1,801,198)			(1,628,901)
TOTAL LIAB. AND EQUITY		1,529,931			1,890,134

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

In CHF
		Period January 1 to December 31, 2017
	Note	Swiss Code of Obligations	Reclass	Effect of Transition to IFRS	IFRS
Revenue		8,717,509	-	(25,097)	8,692,412
Material costs	G	(7,799,454)	-	-	(7,799,454)
Gross profit		918,055			892,958
Personnel expenses	A	(1,072,918)	-	(18,403)	(1,091,321)
Travelling expenses		(22,941)	-	-	(22,941)
Repair and maint.costs		(176,243)	-	-	(176,243)
Insurance costs		(44,783)	-	-	(44,783)
Administration expenses		(28,939)	-	-	(28,939)
Consult., legal and audit fees		(35,506)	-	-	(35,506)
Other Operating expenses	E	(68,200)	(66,552)		(134,752)
EBITDA		(531,475)			(641,527)
Depreciation property, plant				-
and equipment		(2,826)	-		(2,826)
Amortization of int. assets		(5,944)	-	-	(5,944)
EBIT		(540,245)			(650,297)
Financial income		-	-	-	-
Financial expenses	A	(139,241)	-	(1,089)	(140,330)
Profit before tax		(679,486)			-790,627
extraordinary expenses	E	(66,552)	66,552	-	-
extraordinary income		-	-	-	-
Tax income / expense	ACG	-	-	134,407	134,407
Profit for the year		(746,038)			(656,220)
Re-measurement of DBO	A	-	-	(18,522)	(18,522)
Related tax	A	-	-	3,149	3,149
OCI for the year, net of tax		-			(15,373)
Total comp. inc. for the year		(746,038)			(671,593)

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

Notes to the reconciliation

Notes to the transition as of January 31, 2017 and the period from January 1 to December 31, 2017

A)The Company has applied IAS 19 Employee Benefits to its post-employment benefit plan: The effect is to increase non-current employee benefit liabilities by CHF 184,395 at 31 December 2017. A deferred tax asset was capitalized using the Company’s tax rate of 17%, which resulted in a deferred tax asset of CHF 31,347.

B)Reclass of holiday/social security accrual

C)Capitalization of unused tax losses of CHF 1,901,198 using the Company’s tax rate of 17%, which resulted in a deferred tax asset of CHF 323,204.

D)The amount of CHF 15,000 is related to a business combination before the transition date to IFRS. The Company applies the exemption, that IFRS 3 Business Combinations should not be applied to either acquisitions of subsidiaries that are considered businesses under IFRS, or acquisitions of interests in associates and joint ventures that occurred before 1 January 2017. The amount is fully eliminated against retained earnings. No deferred tax effect was accounted for, as the impairment or depreciation of such a Goodwill is not taxable expense according to Swiss tax law.

E)Reclass of "extraordinary" items

F)Reclass Software to intangible assets

G)Adjustment of bad debt reserve according to IFRS 9 and related tax effect.

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

Reconciliation of Equity and Total Comprehensive Income

In CHF
		December 31, 2018
	Note	Swiss Code Of Obligation	Reclass	Effect of Transition to IFRS	IFRS
Cash and cash equivalents		280,884	-	-	280,884
Trade accounts receivable	F	668,093	-	(41,526)	626,567
Other current receivables		81,817	-	-	81,817
Total current assets		1,030,794			989,268
Deferred tax assets	ACF	-	-	406,967	406,967
Property, plant and equipment		1,528	-	-	1,528
Intangible assets	D	15,000	-	(15,000)	-
Total non-current assets		16,528			408,495
TOTAL ASSETS		1,047,322			1,397,763
Accounts payable, trade		737,280	-	-	737,280
Accruals and deferred income	B	99,146	(43,476)	-	55,670
Employee benefits	B	-	43,476	-	43,476
Other current liabilities		183,360	241	-	183,601
Total current liabilities		1,019,786			1,020,027
Long-term debt		2,137,077	-	-	2,137,077
Loans shareholder		-	-	-	-
Deferred tax liabilities		241	(241)	-	-
Employee benefits	A	-	-	142,614	142,614
Total non-current liabilities		2,137,318			2,279,691
TOTAL LIABILITIES		3,157,104			3,299,718
Share capital		100,000	-	-	100,000
Retained earnings		(2,209,782)	-	207,827	(2,001,955)
TOTAL EQUITY		(2,109,782)			(1,901,955)
TOTAL LIAB. AND EQUITY		1,047,322			1,397,763

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

In CHF
		Period January 1, to December 31, 2018
	Note	Swiss Code Of Obligation	Reclass	Effect of Transition to IFRS	IFRS
Revenue		7,992,849	-	(62,177)	7,930,672
Material costs	F	(7,225,167)	-	-	(7,225,167)
Gross profit		767,682			705,505
Personnel expenses		(721,114)	-	(38,974)	(760,088)
Travelling expenses		(18,813)	-	-	(18,813)
Repair and maint.costs		(112,110)	-	-	(112,110)
Insurance costs		(27,046)	-	-	(27,046)
Administration expenses		(31,487)	-	-	(31,487)
Consult., legal and audit fees		(29,666)	-	-	(29,666)
Other Operating expenses	E	(18,671)	(34,179)	-	(53,390)
EBITDA		(191,225)			(327,095)
Depreciation Property, plant				-
and equipment		(2,826)	-		(2,826)
Amortization of int. assets		(5,944)	-	-	(5,944)
EBIT		(199,995)			(335,865)
Financial income			-	-
Financial expenses		(73,870)	-	(1,427)	(75,297)
Profit before tax		(273,865)			(411,162)
extraordinary expenses	E	(43,930)	43,930	-	-
extraordinary income	E	9,211	(9,211)	-	-
Tax income / expense	ACF	-	-	69,897	69,897
Profit for the year		(308,584)			(341,265)
Re-measurement of DBO		-	-	82,182	82,182
Related tax		-	-	(13,971)	(13,971)
OCI for the year, net of tax		-			68,211
Total comp. inc. for the year		(308,584)			(273,054)

Notes to the financial statements

for the year ended December 31, 2018

24.Transition to IFRS (continued)

Notes to the reconciliation

Notes to the transition as of January 31, 2018 and the period from January 1 to December 31, 2018

A)The Company has applied IAS 19 Employee Benefits to its post-employment benefit plan: The effect is to increase non-current employee benefit liabilities by CHF 142,614 at 31 December 2018. A deferred tax asset was capitalized using the Company’s tax rate of 17%, which resulted in a deferred tax asset of CHF 24,244.

B)Reclass of holiday/social security accrual

C)Capitalization of unused tax losses of CHF 2,209,782 using the Company’s tax rate of 17%, which resulted in a deferred tax asset of CHF 375,663.

D)The amount of CHF 15,000 is related to a business combination before the transition date to IFRS. The Company applies the exemption, that IFRS 3 Business Combinations should not be applied to either acquisitions of subsidiaries that are considered businesses under IFRS, or acquisitions of interests in associates and joint ventures that occurred before 1 January 2017. The amount is fully eliminated against retained earnings. No deferred tax effect was accounted for, as the impairment or depreciation of such a Goodwill is not taxable expense according to Swiss tax law.

E)Reclass of "extraordinary" items

F)Adjustment of bad debt reserve according to IFRS 9 and related tax effect.

Explanation of material adjustments to statement of cash flows

According to Swiss Code of Obligations no Cash Flow Statements had to be disclosed. Therefore, no adjustments occurred.

25.Events occurring after the reporting period

The Board of directors successfully raised new money. Until Q2 2019, shareholders and third parties invested additional CHF 200,000. It is planned that SwissLink will seek further investors in Q3 2019. For the sale of 51% of Company shares, a Letter of Intent (LOI) is already available.

Besides, no events took place between 31 December 2018 and August 14, 2019 that would require adjustments to the carrying amounts of the assets or liabilities in these financial statements or would need to be disclosed here.